Exhibit 99.1
Torrid Reports Second Quarter Fiscal 2024 Results

•Delivered Second Quarter Net Sales at high end of guidance
•Second Quarter Net Income of $8.3 million
•Exceeded Second Quarter Adjusted EBITDA(1) guidance
CITY OF INDUSTRY, Calif. – September 4, 2024 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended August 3, 2024.

Lisa Harper, Chief Executive Officer, stated, “We are very pleased with our second quarter performance, which came in at the high end of sales guidance and exceeded our adjusted EBITDA expectations. Customers are responding to our new product offerings, resulting in regular price comparable sales(2) growth of 6.4%, and gross margin expansion of 323 basis points. We ended the quarter with $54 million in cash and cash equivalents as we continue to tightly manage our inventory levels, which were down 19% to last year, driving a $35 million increase in total cash. We believe we are at an inflection point in the business and are well positioned to build on the success we have seen in the first half of the year. We expect to generate low single digit positive comparable store sales in the back half of the year driven by higher full-price sales as our markdown levels normalize.”

Lisa Harper continued, “We are also thrilled to announce the winner of our Casting Call event and the face of Torrid for 2025 later today, which will be featured on our website (torrid.com) and various social channels. It was a highly competitive process as we received over 11,000 applications from amazing women across the country. This campaign has been incredibly successful for us, resulting in an 8% increase in reactivations and a 7% increase in new customers over the course of the campaign. We look forward to introducing our winner very soon, who will proudly represent our brand in 2025.”
Financial Highlights for the Second Quarter of Fiscal 2024
•Net sales decreased 1.6% to $284.6 million compared to $289.1 million for the second quarter of last year. Comparable sales(2) decreased 0.8% in the second quarter, which was comprised of regular price comparable sales(2) growth of 6.4%, offset by an approximate 50% decrease in our markdown comparable sales (2).
•Gross profit margin was 38.7% compared to 35.5% in the second quarter of last year. The 323-bps improvement was primarily driven by lower product costs through strategic pricing renegotiations with our vendors and an increase in sales of regular priced products.
•Net income of $8.3 million, or $0.08 per share, compared to net income of $6.6 million, or $0.06 per share in the second quarter of last year.
•Adjusted EBITDA(1) was $34.6 million, or 12.2% of net sales, compared to $32.2 million, or 11.1% of net sales, in the second quarter of last year.
•Inventory decrease of 19% compared to the second quarter of last year.
•In the second quarter, we opened five Torrid stores and closed six Torrid stores. The total store count at quarter end was 657 stores.

Second Quarter of Fiscal 2024 Financial and Operating Metrics

	August 3, 2024	July 29, 2023
Number of stores (as of end of period)	657	639

	Three Months Ended
	(in thousands, except percentages)
	August 3, 2024	July 29, 2023
Comparable sales(A)	(1)%	(18)%
Net income	$8,328	$6,629
Adjusted EBITDA(B)	$34,592	$32,151

(A)Comparable sales(2) for the three-month period ended August 3, 2024 compares sales for the 13-week period ended August 3, 2024, with sales for the 13-week period ended August 5, 2023.
(B)Please refer to “Non-GAAP Reconciliation” below for a reconciliation of net income to Adjusted EBITDA(1).

Balance Sheet and Cash Flow
Cash and cash equivalents at the end of the second quarter of 2024 totaled $53.9 million. Total liquidity at the end of the quarter, including available borrowing capacity under our revolving credit agreement, was $153.8 million.
Cash flow from operations for the six-month period ended August 3, 2024 was $68.4 million, compared to $31.7 million for the six-month period ended July 29, 2023.
Outlook
For the third quarter of fiscal 2024 the Company expects:
•Net sales between $280 million and $285 million.
•Adjusted EBITDA(1) between $23 million and $26 million.

For the full year fiscal 2024 the Company expects:
•Net sales between $1.135 billion and $1.145 billion.
•Adjusted EBITDA(1) between $110 million and $116 million.
•Capital expenditures between $20 million and $25 million reflecting infrastructure and technology investments as well as new stores for the year.
•To open 12 to 16 new Torrid stores and close our usual 10 to 15 stores, while continuing to evaluate the fleet.

The above outlook is based on several assumptions, including, but not limited to, the macroeconomic challenges in the industry in fiscal 2024 as well as higher labor costs. The above outlook does not take into consideration the recent Consumer Financial Protection Bureau ruling which mandates, among other things, decreases in credit card late fees, and could alter the profitability of our agreements with our private label credit card financing company. See “Forward-Looking Statements” for additional information.
Conference Call Details

A conference call to discuss the Company’s second quarter 2024 results is scheduled for September 4, 2024, at 10:00 a.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers. The conference call will also be webcast live at https://investors.torrid.com. For those unable to participate, a replay of the conference call will be available approximately three hours after the conclusion of the call until September 11, 2024.

Notes
(1)Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for additional information on non-GAAP financial measures and the accompanying table for a reconciliation to the most comparable GAAP measure. The Company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
(2)Comparable sales for any given period are defined as the sales of our e-Commerce operations and stores that we have included in our comparable sales base during that period We include a store in our comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. Comparable sales for the three- and six-month periods ended August 3, 2024 compares sales for the 13- and 26-week periods ended August 3, 2024, respectively, with sales for the 13- and 26-week periods ended August 5, 2023. Partial fiscal months are excluded from the computation of comparable sales. We apply current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison. Comparable sales allow us to evaluate how our unified commerce business is performing exclusive of the effects of non-comparable sales and new store openings.
About Torrid
TORRID is a direct-to-consumer brand in North America dedicated to offering a diverse assortment of stylish apparel, intimates, and accessories skillfully designed for curvy women in North America. Specializing in sizes 10 to 30, TORRID’s primary focus is on providing fashionable, comfortable, and affordable options that meet the unique needs of its customers. TORRID’s extensive collection features high quality merchandise, including tops, bottoms, denim, dresses, intimates, activewear, footwear, and accessories. Revenues are generated primarily through its e-Commerce platform www.torrid.com and its stores in the United States of America, Puerto Rico and Canada.
Non-GAAP Financial Measures

In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures, such as Adjusted EBITDA, for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses
We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis, actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives.
Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
Forward-Looking Statements
Certain statements made in this earnings release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this earnings release are forward-looking statements. Forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning (including their negative counterparts or other various or comparable terminology).
For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. In addition, all of the statements under the heading “Outlook” are forward-looking statements, and any other forward-looking statements including statements regarding projected net sales, projected Adjusted EBITDA, projected comparable store sales, projected capital expenditures and projected store openings and closings are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected, including:
• the adverse impact of rulemaking changes implemented by the Consumer Financial Protection Bureau on our income streams, profitability and results of operations;
• changes in consumer spending and general economic conditions;
• the negative impact on interest expense as a result of rising interest rates;
• inflationary pressures with respect to labor and raw materials and global supply chain constraints that could increase our expenses;
• our ability to identify and respond to new and changing product trends, customer preferences and other related factors;
• our dependence on a strong brand image;
• increased competition from other brands and retailers;
• our reliance on third parties to drive traffic to our website;
• the success of the shopping centers in which our stores are located;
• our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers;
• our dependence upon independent third parties for the manufacture of all of our merchandise;
• availability constraints and price volatility in the raw materials used to manufacture our products;
• interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain;
• our sourcing a significant amount of our products from China;
• shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facility;
• our reliance upon independent third-party transportation providers for substantially all of our product shipments;
• our growth strategy;

• our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set;
• damage to our reputation arising from our use of social media, email and text messages;
• our reliance on third-parties for the provision of certain services, including real estate management;
• our dependence upon key members of our executive management team;
• our reliance on information systems;
• system security risk issues that could disrupt our internal operations or information technology services;
• unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system, third-party computer systems we rely on, or otherwise;
• our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection;
• payment-related risks that could increase our operating costs or subject us to potential liability;
• claims made against us resulting in litigation;
• changes in laws and regulations applicable to our business;
• regulatory actions or recalls arising from issues with product safety;
• our inability to protect our trademarks or other intellectual property rights;
• our substantial indebtedness and lease obligations;
• restrictions imposed by our indebtedness on our current and future operations;
• changes in tax laws or regulations or in our operations that may impact our effective tax rate;
• the possibility that we may recognize impairments of long-lived assets;
• our failure to maintain adequate internal control over financial reporting; and
• the threat of war, terrorism or other catastrophes that could negatively impact our business.
The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on April 2, 2024 and in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made in this earnings release in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not include all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the outcomes or affect us or our operations in the way we expect. The forward-looking statements included in this earnings release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except to the extent required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Investors and others should note that we may announce material information to our investors using our investor relations website (https://investors.torrid.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media, to communicate with our investors and the public about our company, our business and other issues. It is possible that the information that we post on social media could be deemed to be material information. We therefore encourage investors to visit these websites from time to time. The information contained on such websites and social media posts is not incorporated by reference into this filing. Further, our references to website URLs in this filing are intended to be inactive textual references only.
Investors
Lyn Walther
IR@torrid.com
Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	August 3, 2024	July 29, 2023
Net sales	$284,638	$289,144
Cost of goods sold	174,380	186,467
Gross profit	110,258	102,677
Selling, general and administrative expenses	76,838	69,591
Marketing expenses	13,007	12,898
Income from operations	20,413	20,188
Interest expense	9,142	9,606
Other income, net of other expense	(124)	(89)
Income before provision for income taxes	11,395	10,671
Provision for income taxes	3,067	4,042
Net income	$8,328	$6,629
Comprehensive income:
Net income	$8,328	$6,629
Other comprehensive (loss) income:
Foreign currency translation adjustment	(98)	227
Total other comprehensive (loss) income	(98)	227
Comprehensive income	$8,230	$6,856
Net earnings per share:
Basic	$0.08	$0.06
Diluted	$0.08	$0.06
Weighted average number of shares:
Basic	104,500	103,930
Diluted	106,074	104,172

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)(In thousands, except share and per share data)

	August 3, 2024	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$53,940	$11,735
Restricted cash	399	399
Inventory	128,431	142,199
Prepaid expenses and other current assets	30,295	22,229
Prepaid income taxes	4,134	2,561
Total current assets	217,199	179,123
Property and equipment, net	91,608	103,516
Operating lease right-of-use assets	144,682	162,444
Deposits and other noncurrent assets	16,919	14,783
Deferred tax assets	8,681	8,681
Intangible asset	8,400	8,400
Total assets	$487,489	$476,947
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$68,371	$46,183
Accrued and other current liabilities	116,777	107,750
Operating lease liabilities	38,638	42,760
Borrowings under credit facility	—	7,270
Current portion of term loan	16,144	16,144
Due to related parties	4,975	9,329
Income taxes payable	722	2,671
Total current liabilities	245,627	232,107
Noncurrent operating lease liabilities	139,001	155,825
Term loan	280,481	288,553
Deferred compensation	5,018	5,474
Other noncurrent liabilities	6,308	6,705
Total liabilities	676,435	688,664
Commitments and contingencies (Note 15)
Stockholders' deficit
Preferred shares: $0.01 par value; 5,000,000 shares authorized; zero shares issued and outstanding at August 3, 2024 and February 3, 2024	—	—
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 104,637,273 shares issued and outstanding at August 3, 2024; 104,204,554 shares issued and outstanding at February 3, 2024	1,048	1,043
Additional paid-in capital	137,593	135,140
Accumulated deficit	(327,087)	(347,587)
Accumulated other comprehensive loss	(500)	(313)
Total stockholders' deficit	(188,946)	(211,717)
Total liabilities and stockholders' deficit	$487,489	$476,947

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Six Months Ended August 3, 2024	Six Months Ended July 29, 2023
OPERATING ACTIVITIES
Net income	$20,500	$18,437
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of inventory	992	1,523
Operating right-of-use assets amortization	20,242	20,119
Depreciation and other amortization	18,940	19,077
Share-based compensation	3,846	4,396
Other	(780)	(1,437)
Changes in operating assets and liabilities:
Inventory	12,527	20,738
Prepaid expenses and other current assets	(8,066)	(3,908)
Prepaid income taxes	(1,573)	(2,001)
Deposits and other noncurrent assets	(2,225)	(4,386)
Accounts payable	23,081	(13,291)
Accrued and other current liabilities	10,509	(389)
Operating lease liabilities	(22,457)	(25,278)
Other noncurrent liabilities	(330)	(294)
Deferred compensation	(456)	608
Due to related parties	(4,354)	(2,219)
Income taxes payable	(1,949)	—
Net cash provided by operating activities	68,447	31,695
INVESTING ACTIVITIES
Purchases of property and equipment	(10,180)	(9,593)
Net cash used in investing activities	(10,180)	(9,593)
FINANCING ACTIVITIES
Proceeds from revolving credit facility	62,780	346,280
Principal payments on revolving credit facility	(70,050)	(354,660)
Principal payments on term loan	(8,750)	(8,750)
Proceeds from issuances under share-based compensation plans	523	200
Withholding tax payments related to vesting of restricted stock units and awards	(484)	(188)
Net cash used in financing activities	(15,981)	(17,118)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(81)	(9)
Increase in cash, cash equivalents and restricted cash	42,205	4,975
Cash, cash equivalents and restricted cash at beginning of period	12,134	13,935
Cash, cash equivalents and restricted cash at end of period	$54,339	$18,910
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loan	$18,529	$15,469
Cash paid during the period for income taxes	$11,093	$10,759
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$1,115	$1,722

Non-GAAP Reconciliation
The following table provides a reconciliation of Net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	August 3, 2024	July 29, 2023
Net income	$8,328	$6,629
Interest expense	9,142	9,606
Other income, net of other expense	(124)	(89)
Provision for income taxes	3,067	4,042
Depreciation and amortization(A)	8,922	9,081
Share-based compensation(B)	2,188	1,908
Non-cash deductions and charges(C)	125	(101)
Other expenses(D)	2,944	1,075
Adjusted EBITDA	$34,592	$32,151

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)During the three months ended August 3, 2024 and July 29, 2023, share-based compensation includes $1.1 million and $0.2 million, respectively, for awards that will be settled in cash as they are accounted for as share-based compensation in accordance with ASC 718, Compensation—Stock Compensation, similar to awards settled in shares.
(C)Non-cash deductions and charges includes non-cash losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include certain transaction and litigation fees, severance costs for certain key management positions and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.